Exhibit 99.1

News Release ....

Contact:

Joe Shiffler	John Cobb
Director, Investor Relations &	Chief Financial Officer
Corporate Communications	Power Integrations, Inc.
Power Integrations, Inc.	(408) 414-9655
(408) 414-8528	jcobb@powerint.com
jshiffler@powerint.com

Power Integrations Announces Second Quarter Financial Results

Company Reports Record Revenues of $35.9 Million

SAN JOSE, Calif. – July 21, 2004 – Power Integrations, Inc. (NASDAQ: POWI), a leading supplier of energy-efficient, high-voltage integrated circuits used in power conversion, today announced financial results for the quarter ended June 30, 2004.

Net revenues for the second quarter of 2004 were a record $35.9 million. Net revenues increased 21 percent from the $29.8 million reported in the second quarter of 2003, and were up 5 percent compared to $34.2 million in the first quarter of 2004. Net income for the second quarter was $5.0 million, or $0.15 per diluted share, compared to $4.2 million, or $0.13 per diluted share in the year-ago quarter and $5.1 million, or $0.16 per diluted share, in the first quarter of 2004.

“Our results in the second quarter were at the high end of our expectations,” said Balu Balakrishnan, president and CEO of Power Integrations. “We are especially pleased to have achieved the highest quarterly revenue in the company’s history. We also further reduced our inventories and generated $11.7 million in cash from operations.

“Our performance this quarter demonstrates the benefit of our diversification efforts,” added Balakrishnan. “Market share gains across a wide array of end markets allowed us to deliver strong year-over-year growth in revenues despite relatively modest growth in revenues in the communications market. We saw robust growth in all of our other markets— consumer, computer and industrial.

“We also continue to demonstrate the tremendous operating-expense leverage that has become a hallmark of our business model,” Balakrishnan noted. “Operating expenses this quarter grew less than two percent year-over-year, while revenues grew 21 percent.”

Additional Financial Highlights

•	Gross margin for the second quarter was 46.0 percent, as expected, down from 48.9 percent in the prior quarter. The decline was due primarily to lower overhead absorption as the company reduced its inventories earlier in the year and, to a lesser extent, to the strengthening of the Japanese yen over the last year. Gross margin is expected to improve to approximately 48 percent in the third quarter.

•	Operating margin for the quarter was 18.0 percent, down from 20.0 percent in the prior quarter. The decline was attributable entirely to the decrease in gross margin. In the third quarter, operating margin is expected to be within a range of 21 to 22 percent.

•	Cash and investments increased $11.4 million during the quarter to $134.9 million. Inventories decreased $1.5 million during the quarter to $19.8 million, while inventory turns increased to 3.9 compared to 3.3 in the prior quarter.

Operational Highlights

•	Introduced TNY263 and TNY265, extending the cost effectiveness of the TinySwitch-II® family of ICs by enabling customers to choose the lowest-cost product for the power level they need.

•	Received 10 U.S. patents and two foreign patents during the second quarter, a record total for a single quarter, bringing the company’s portfolio to 94 U.S. and 64 foreign patents.

•	The rate of estimated energy savings enjoyed by consumers using EcoSmart® devices surpassed $1 million per day. Total estimated EcoSmart energy savings to date now exceed $620 million.

Financial Outlook

The company has updated its financial outlook for 2004. The company expects revenues of between $150 million and $155 million for the full year, within the range initially forecasted in January 2004. The company expects full-year gross margin to be approximately 48 percent, consistent with the forecast provided at the start of the year. The company expects earnings per diluted share in the range of $0.72 to $0.77, also within the range forecasted in January. The company now expects 34 percent of its revenues for the full year to come from the consumer market, 32 percent from the communications market, 21 percent from the computer market, nine percent from the industrial market, and four percent from other markets.

For the third quarter, the company expects revenues to increase between 6 and 12 percent sequentially. Gross margin is expected to be approximately 48 percent in the third quarter, and the company expects earnings per share in the range of $0.18 to $0.21.

Conference Call

Power Integrations will hold a conference call this afternoon at 1:30 pm PT to discuss its quarterly results. Members of the investment community may access the conference call by dialing (800) 811-0667 from within the United States or (719) 457-0820 from abroad. A replay of the call will be available for one week by dialing (888) 203-1112 from within the U.S. or (719) 457-0820 from outside the U.S. The replay passcode is 173785. The call will also be available live and archived on the investor-relations section of the Power Integrations web site, www.powerint.com.

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information that, by its nature, is subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “expect,” “outlook” and other words and phrases that look toward future events or performance. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; and the company’s limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2004, and its quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2004. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is a leading supplier of energy-efficient, high-voltage integrated circuits for use in AC-DC and DC-DC power conversion. Since its introduction in 1998, the company’s EcoSmart technology has saved consumers more than an estimated $620 million on their electricity bills. For more information, visit the company’s web site at www.powerint.com. For information on energy regulations and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2004	2003	2004	2003
NET REVENUES
Product sales	$35,383	$29,377	$68,984	$58,106
License fees and royalties	561	423	1,125	784

Total Net Revenues	35,944	29,800	70,109	58,890
COST OF REVENUES	19,392	14,670	36,865	28,686

GROSS PROFIT	16,552	15,130	33,244	30,204

OPERATING EXPENSES:
Research and development	4,088	4,181	8,240	8,265
Sales and marketing	3,943	3,919	8,055	7,965
General and administrative	2,049	1,804	3,628	3,431

Total Operating Expenses	10,080	9,904	19,923	19,661

INCOME FROM OPERATIONS	6,472	5,226	13,321	10,543

OTHER INCOME, net	131	387	390	656

INCOME BEFORE PROVISION FOR INCOME TAXES	6,603	5,613	13,711	11,199

PROVISION FOR INCOME TAXES	1,575	1,460	3,565	3,136

NET INCOME	$5,028	$4,153	$10,146	$8,063

EARNINGS PER SHARE:
Basic	$0.16	$0.14	$0.33	$0.28

Diluted	$0.15	$0.13	$0.31	$0.26

SHARES USED IN PER SHARE CALCULATION:
Basic	30,785	29,173	30,703	28,999

Diluted	32,598	31,126	32,715	30,793

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$119,001	$110,271
Short-term investments	11,055	5,049
Accounts receivable	13,052	10,326
Inventories	19,785	23,113
Deferred tax assets	4,275	4,275
Prepaid expenses and other current assets	3,620	3,086

Total current assets	170,788	156,120
PROPERTY AND EQUIPMENT, net	51,509	51,977
INVESTMENTS	4,810	—
DEFERRED TAX ASSETS	1,598	1,598
OTHER ASSETS	1,679	1,467

	$230,384	$211,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,385	$7,918
Accrued payroll and related expenses	4,312	5,310
Income taxes payable	5,210	3,717
Deferred income on sales to distributors	3,448	2,565
Other accrued liabilities	719	934

Total current liabilities	22,074	20,444

STOCKHOLDERS’ EQUITY:
Common stock	30	30
Additional paid-in capital	128,921	121,474
Cumulative translation adjustment	(121)	(120)
Retained earnings	79,480	69,334

Total stockholders’ equity	208,310	190,718

	$230,384	$211,162